Exhibit 10.15

STAFFING AND REIMBURSEMENT AGREEMENT

This Staffing and Reimbursement Agreement (the “Agreement”), dated as of January 1, 2015, by and among CIM SBA Staffing, LLC, a Delaware limited liability company (“CIM SBA”), PMC Commercial Lending, LLC, a Delaware limited liability company, on behalf of itself and its subsidiaries (collectively, “PMC Commercial Lending”), and CIM Commercial Trust Corporation, a Maryland corporation (“CMCT”).

RECITALS

WHEREAS, CIM SBA desires to provide CMCT and PMC Commercial Lending with personnel and resources to carry out their activities.

NOW THEREFORE, the parties agree as follows:

AGREEMENT

1.                                      Certain Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“Annual Expense Study” shall mean an annual analysis by a public accounting firm of all expenses incurred by CIM SBA which are attributable to CMCT and PMC Commercial Lending and subject to reimbursement by CMCT and PMC Commercial Lending, as the case may be, under this Agreement.

“GAAP” shall mean generally accepted accounting principles.

2.                                      Personnel and Resources to be Provided by CIM SBA.  CIM SBA will provide and make available to CMCT and PMC Commercial Lending and their respective affiliates personnel and resources as may be requested by CMCT or PMC Commercial Lending, as the case may be, from time to time and agreed by CIM SBA.  CIM SBA will use commercially reasonable efforts to ensure that CMCT and PMC Commercial Lending will have sufficient personnel and resources to carry out their respective activities as conducted on the date hereof, provided that CIM SBA makes no representation or warranty about the personnel or resources that will be made available to CMCT and PMC Commercial Lending, including, without limitation, the abilities or performance of such personnel or whether the resources are sufficient for their intended purposes.  CMCT and PMC Commercial Lending agree that each will (i) exercise independent judgment in deciding whether to accept resources that will be made available by CIM SBA and (ii) supervise, direct and control the work of CIM SBA’s personnel made available to it.

3.                                      Reimbursement of Expenses; Annual Expense Study.  CIM SBA will allocate to each of CMCT and PMC Commercial Lending in accordance with GAAP the costs and expenses of providing personnel and resources to them, and each of CMCT and PMC Commercial Lending will reimburse CIM SBA for such allocable costs and expenses as provided in this Agreement, provided that, with respect to personnel expenses, the initial compensation level of the employees of CIM SBA shall be consistent with the past employment practices of CMCT and PMC Commercial Lending, as the case may be.  Such costs and expenses will include, without limitation, to the extent applicable and in each to the extent allocable to service performed on behalf of CMCT and/or PMC Commercial Lending:

(a)                                 actual employment expenses of CIM SBA’s personnel, including, but not limited to, salaries, wages, payroll taxes, and the cost of employee benefits;

(b)                                 rent, telephone equipment, utilities, office furniture and equipment and machinery (including computers, to the extent utilized), other office and administrative expenses and any other overhead expenses of CIM SBA;

(c)                                  out-of-pocket fees and expenses incurred by CIM SBA’s personnel in connection with the performance of services on behalf of CMCT and PMC Commercial Lending; and

(d)                                 costs, fees and expenses of third parties for services rendered for CMCT and PMC Commercial Lending by providers retained by CIM SBA’s personnel.

Each of CMCT and PMC Commercial Lending agrees to reimburse CIM SBA for all costs and expenses pursuant to this Agreement monthly. CIM SBA shall prepare a written statement in reasonable detail documenting the costs and expenses incurred by CIM SBA on behalf of CMMT and PMC Commercial Lending during each month, and shall deliver such written statement to CMMT and PMC Commercial Lending within 45 days after the end of each month. Each of CMMT and PMC Commercial Lending shall pay all amounts payable to CIM SBA in cash within five (5) business days after the receipt of the written statement without demand, deduction offset or delay, The provisions of this Section shall survive the expiration or earlier termination of this Agreement to the extent any expenses have previously been incurred or are incurred in connection with such expiration or termination.

On an annual basis, if CIM SBA, CMCT and PMC Commercial Lending agree, or otherwise at the request of CMCT upon a resolution adopted by the independent members of the Board of Directors of CMCT, an Annual Expense Study will be performed to review the annual amount of expenses incurred by CIM SBA to determine the portion thereof that should be allocated to CMCT and PMC Commercial Lending.  In the event that the amounts previously reimbursed to CIM SBA by CMCT or PMC Commercial Lending for any such annual period differ from the annual amount of reimbursable expenses established by the Annual Expense Study, such aggregate amount will be adjusted or “trued up” to cause the amount of expenses actually reimbursed to be equal to the amount determined by the Annual Expense Study.  CMCT and PMC Commercial Lending shall each bear fifty percent (50%) of the fees and expenses of the third party retained to perform such Annual Expense Study.

From time to time, CMCT or PMC Commercial Lending, as the case may be, may, in its sole discretion, either advance funds to CIM SBA to allow it to pay for costs and expenses that are eligible for reimbursement under this Agreement or to, on behalf of CIM SBA, pay costs or expenses of third parties and/or employee salaries or benefits of CIM SBA if such costs, expenses, salaries and benefits are eligible for reimbursement under this Agreement.  CIM SBA agrees that the advancement or payment by CMCT or PMC Commercial Lending, as the case may be, under this Section shall not affect the right of CMCT and PMC Commercial Lending under Section 3 of this Agreement with respect to the amounts so advanced or paid.

4.                                      Records.  CIM SBA shall keep proper books of account and records relating to the expenses for which it sought reimbursement under this Agreement, which books and records shall be available (i) to inspection by CMCT, PMC Commercial Lending or any government agency having jurisdiction over CMCT, PMC Commercial Lending or any of their respective subsidiaries, as the case may be and (ii) to be audited by or on behalf of CMCT upon resolution adopted by the independent members of the Board of Directors of CMCT, in each case upon reasonable notice to CIM SBA during normal business hours.  The costs of any inspection or audit and out-of pocket expenses incurred by CIM SBA shall be borne by CMCT or PMC Commercial Lending, as the case may be.

5.                                      Term.  The “initial term” of this Agreement shall be for a period from the date hereof through December 31, 2015, unless sooner terminated pursuant to this Section.  After the initial term, this Agreement shall automatically be extended on an annual basis until terminated, which may, during such period, be effected by either party upon ninety (90) days’ prior written notice to the other party.

In the event this Agreement is terminated pursuant to this Section, each of CMCT and PMC Commercial Lending shall pay CIM SBA any and all amounts then due and payable to CIM SBA under this Agreement in immediately available funds within thirty (30) days of such termination.

In the event this Agreement is terminated by CIM SBA, at CMCT’s or PMC Commercial Lending’s election, CIM SBA agrees that it will use commercially reasonable efforts to help transition its employees who have been providing services to CMCT or PMC Commercial Lending, as the case may be, under this Agreement to become employees of CMCT or PMC Commercial Lending, as the case may be.

6.                                      Master Services Agreement.  The parties hereto agree that to the extent there is any inconsistency between the Master Services Agreement, dated as of March 11, 2014 (as amended, modified or supplemented from time to time, the “MSA”), by and among CIM Service Provider, LLC, CMCT and the other parties thereto, the MSA shall be deemed to have been amended by this Agreement.

7.                                      Binding Effect; Assignment.  This Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and assigns.  Other than to a wholly-owned subsidiary, no party may (i) assign its rights hereunder or (ii) delegate its duties under this Agreement, in each case other (y) than to a successor organization that is the surviving entity in a merger or that acquires all or substantially all of the assets of the applicable party or (z) with the prior written consent of the other parties to this Agreement.

8.                                      LIABILITY AND INDEMNITY.

(a)                                 CIM SBA assumes no responsibilities under this Agreement other than to provide the personnel and resources that it has agreed hereunder to provide to CMCT and PMC Commercial Lending, as the case may be (in each case at the request of CMCT and PMC Commercial Lending, as the case may be).  CMCT and PMC Commercial Lending agree that CIM SBA and its affiliates and their members, stockholders, directors, officers and employees will have no liability to CMCT or PMC Commercial Lending under this Agreement except by reason of acts or omissions constituting fraud, gross negligence or willful misconduct.

(b)                                 Each of CMCT and PMC Commercial Lending shall severally indemnify, reimburse (if necessary) and hold CIM SBA, its affiliates and their members, stockholders, directors, officers, employees and agents harmless from and against any and all claims, losses, damages, penalties, fines, forfeitures, liabilities, demands, charges, legal fees and expenses, judgments and other costs and expenses of any nature whatsoever in respect of or arising from any claim, demand, defense or assertion based on or grounded upon, or resulting from, acts or omissions by CIM SBA pursuant to this Agreement, so long as the conduct against which the claim is made was not the result of fraud, gross negligence or willful misconduct.  Without limitation of the foregoing, it is the express intention of the parties hereto that CIM SBA shall be indemnified hereunder and held harmless from and against all of such claims, losses, damages, penalties, fines, forfeitures, liabilities, demands, charges, legal fees and expenses, judgments and other costs and expenses of any nature whatsoever directly or indirectly arising out of or resulting from the sole or contributory negligence of CIM SBA.

(c)                                  CIM SBA shall indemnify, reimburse (if necessary) and hold each of CMCT and PMC Commercial Lending, their respective affiliates and their respective members stockholders, directors, officers, employees and agents harmless from and against any and all claims, losses, damages, penalties, fines, forfeitures, liabilities, demands, charges, legal fees and expenses, judgments and other costs and expenses of any nature whatsoever that each of CMCT and PMC Commercial Lending, their respective affiliates and their respective members stockholders, directors, officers, employees and agents may suffer or incur, or which may be asserted against any of them, in respect of or arising from any claim, demand, defense or assertion based on or grounded upon, or resulting from, any acts or omissions of CIM SBA constituting fraud, gross negligence or willful misconduct under this Agreement.

9.                                      No Agency or Partnership.  The parties hereto agree that this Agreement shall not create a partnership or joint venture among any of the parties hereto.

10.                               Notices.  No notices or any other communication shall be deemed given unless sent in the manner as specified in this Section.  All notices and other communication hereunder will be in writing and will be deemed given (a) seventy-two (72) hours after dispatch if mailed by registered or certified mail, (b) on dispatch if transmitted by telex, telegraph, telecopy or other means of facsimile, or (c) on receipt if delivered by any other means (including, without limitation, by air courier) in any case to the parties at the following address (or at such other address for a party as will be specified by like notice):

(i)	If to CIM SBA Staffing:

% The CIM Group
4700 Wilshire Blvd.,

Los Angeles, California 90010
Attention: David Thompson
Fax No.: (323) 446-8711
E-mail: dthompson@cimgroup.com

Copy to:

17950 Preston Road, Suite 600
Dallas, Texas 75252
Attention: Jan Salit
Fax No.: (972) 349-3265
E-mail: J.Salit@pmctrust.com

(ii)	If to CMCT:

% The CIM Group
4700 Wilshire Blvd.,
Los Angeles, California 90010
Attention: David Thompson
Fax No.: (323) 446-8711
E-mail: dthompson@cimgroup.com

(iii)	PMC Commercial Lending:
17950 Preston Road, Suite 600
Dallas, Texas 75252
Attention: Chief Financial Officer
Fax No.: (972) 349-3265
E-mail: B.Berlin@pmctrust.com

Any party may at any time give notice in writing to the other party of the change of its address for purposes of this provision.

11.                               Severability.  If any term or provision of this Agreement or the application thereof with respect to any party or circumstance shall, to any extent, be invalid or unenforceable, then the remainder of this Agreement, or the application of that term or provision to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

12.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware.

13.                               Amendments; Counterparts.  This Agreement shall not be amended, changed, modified, terminated or discharged in whole or in part except by an instrument in writing signed by both parties hereto or their respective successors or assigns, or otherwise as provided herein. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute, collectively, one and the same agreement.  Delivery of an executed counterpart signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

14.                               Headings.  The section headings herein have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

CIM SBA STAFFING, LLC

		By:	/s/ Eric Rubenfeld
Name: Eric Rubenfeld
Title: Vice President & Secretary

CIM COMMERCIAL TRUST CORPORATION

		By:	/s/ David Thompson
Name: David Thompson
Title: Chief Financial Officer

PMC COMMERCIAL LENDING, LLC (on behalf of itself and its subsidiaries)

		By:	/s/ Jan F. Salit
Name: Jan F. Salit
Title: President, CEO & Secretary

Solely with respect to Section 6 of this Agreement:

CIM Service Provider, LLC

By:	/s/ Eric Rubenfeld
Name: Eric Rubenfeld
Title: Vice President & Secretary